Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports
First Quarter 2021 Results

First quarter 2021 net sales increased 8.3% versus the first quarter of 2020, with physical case volume up 4.8%(a).

Gross profit increased $43.4 million, or 10.7%, in the first quarter of 2021 versus the first quarter of 2020. Gross margin improved 70 basis points to 35.3% primarily due to revenue management initiatives.

First quarter 2021 income from operations was $94.2 million, up $61.4 million, or 187.0%, versus the first quarter of 2020.

Key Results

	First Quarter
(in millions, except per share data)	2021	2020	Change
Physical case volume	86.9	83.0	4.8%
Net sales	$1,269.9	$1,173.0	8.3%
Gross profit	$448.7	$405.3	10.7%
Gross margin	35.3%	34.6%
Income from operations	$94.2	$32.8	187.0%
Basic net income per share	$5.69	$1.56	$4.13

Retail Beverage Sales	First Quarter
(in millions)	2021	2020	Change
Sparkling bottle/can	$694.2	$634.7	9.4%
Still bottle/can	$420.1	$373.1	12.6%
Fountain(b)	$32.6	$41.9	(22.2)%

First Quarter 2021 Review

CHARLOTTE, May 11, 2021 – Coca-Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the first quarter ended April 2, 2021.

“Our business performed incredibly well in the first quarter of 2021 thanks to the continued hard work and dedication of our teammates. While we face continued challenges in 2021, we are building on positive momentum from 2020 to deliver strong operating results so far this year,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “As we approach the summer months, we believe our business is well-positioned to stay agile and responsive to our customers. Our Purpose remains front and center in all we do, as we continue to prioritize the health and wellness of our teammates, and to advance our commitment to diversity, sustainability and service in our communities.”

Physical case volume increased 4.8% in the first quarter of 2021. Sparkling beverages maintained steady growth and certain Still brands, including BodyArmor, AHA and Monster, also performed well versus prior year. Sparkling category volume increased 4.5% in the first quarter of 2021, while Still beverage volume increased 5.5%. Sales of multi-serve packages in larger retail stores remained very strong, while single-serve sales improved in small stores and accounts where our products are consumed on-premise. Our first quarter of 2021 included one additional selling day compared to the first quarter of 2020 and we estimate it impacted our physical case growth rates by approximately 1%.

Revenue increased 8.3% in the first quarter of 2021. The increase in revenue from our bottle/can Sparkling beverages was driven primarily by price realization on most Sparkling packages. Sales of multi-serve PET packages were especially strong in the quarter as we adjusted our commercial plans to emphasize these packages to complement our assortment of multi-serve can products in take-home outlets. Sales in take-home channels continue to outpace other channels, but we are seeing improvement in on-premise selling channels as COVID-related restrictions are being lifted throughout our territory.

Gross profit increased $43.4 million, or 10.7%, while gross margin increased 70 basis points to 35.3%. The improvement in gross profit and gross margin was primarily due to price realization within our Sparkling category. In addition, favorable product mix, including the shift within Sparkling to multi-serve PET packages, helped to expand margins. We expect our major input costs, including aluminum, PET and high fructose corn syrup, to rise through the balance of the year which will put pressure on our gross margins. We currently plan to pass along price increases to our customers later this year in an effort to offset this expected cost pressure.

“We are very pleased with our first quarter results as we built on the success of revenue and operating cost initiatives we established in 2020. Our results reflect the continued strong consumer demand for our future consumption products and were further boosted by improved sales in our immediate consumption channels,”

said Dave Katz, President and Chief Operating Officer. “Our results also benefited from strong execution of brand initiatives across our portfolio in the first 100 days of this year including Coca-Cola Zero Sugar, AHA, BodyArmor, smartwater and Coca-Cola with Coffee.”

Selling, delivery and administrative (“SD&A”) expenses in the first quarter of 2021 decreased $18.0 million, or 4.8%. SD&A expenses as a percentage of net sales decreased 390 basis points in the first quarter of 2021. The decrease in SD&A expenses related primarily to lower labor costs as a result of adjustments we made to our operating model during the second quarter of 2020. Additionally, we generated favorable results in a number of expense categories due to the diligent management of our variable operating expenses, including delivery, marketing, and travel & entertainment expenses. As we progress through the year, we expect our operating expenses to increase as business channels reopen and we service our full portfolio of customers.

“While we expect continued uncertainty in the marketplace during 2021 coupled with higher operating expenses and increased input costs, we are confident in our ability to mitigate these headwinds with thoughtful adjustments to our commercial plan and operating model,” Mr. Katz continued. “Our brands are strong, and our customers are rebounding as COVID-related restrictions are lifting. As a result, we remain optimistic about our ability to deliver strong results in 2021.”

Income from operations in the first quarter of 2021 was $94.2 million, compared to $32.8 million in the first quarter of 2020, an increase of 187%. On an adjusted(c) basis, income from operations in the first quarter of 2021 was $93.7 million, an increase of 155%.

Net income in the first quarter of 2021 was $53.4 million, compared to $14.7 million in the first quarter of 2020, an improvement of $38.7 million. Net income in the first quarter of 2021 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven primarily by changes in future cash flow projections, offset by an increase in the discount rate used to value the liability. Fair value adjustments to this liability are non-cash in nature and a routine part of our quarterly financial closing process. Income tax expense for the first quarter of 2021 was $20.0 million, compared to $5.4 million in the first quarter of 2020. The increase was the result of higher pre-tax income.

Cash flows provided by operations for the first quarter of 2021 were $81.9 million, compared to $32.3 million for the first quarter of 2020. The significant increase in operating cash flows for the first quarter of 2021 was a result of our strong operating performance led by our top line growth, expanded gross margins and effective management of operating expenses. We also remained focused on the effective management of our working capital. This strong cash flow generation and working capital management has allowed us to reduce our long-term debt balance by more than $170 million since the end of the first quarter of 2020. Additionally, we continue to invest in long-term strategic projects to optimize our supply chain and better serve our customers, including the opening of our new automated warehouse facility in Whitestown, Indiana in April 2021.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise. The first quarter of 2021 included one additional selling day compared to the first quarter of 2020. We do not believe the additional selling day had a material impact on our financial results.
(b) Fountain syrups are dispensed through equipment that mixes with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.
(c) The discussion of the results for the first quarter ended April 2, 2021 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 119 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to over 66 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol COKE. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs, disruption of supply or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to obesity, artificial ingredients, product safety and sustainability and brand reputation; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; the COVID-19 pandemic and other pandemic outbreaks in the future; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	First Quarter
(in thousands, except per share data)	2021	2020
Net sales	$1,269,857	$1,173,021
Cost of sales	821,154	767,726
Gross profit	448,703	405,295
Selling, delivery and administrative expenses	354,519	372,474
Income from operations	94,184	32,821
Interest expense, net	8,746	9,561
Other expense, net	12,055	2,298
Income before income taxes	73,383	20,962
Income tax expense	20,020	5,361
Net income	53,363	15,601
Less: Net income attributable to noncontrolling interest	—	939
Net income attributable to Coca‑Cola Consolidated, Inc.	$53,363	$14,662

Basic net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$5.69	$1.56
Weighted average number of Common Stock shares outstanding	7,141	7,141

Class B Common Stock	$5.69	$1.56
Weighted average number of Class B Common Stock shares outstanding	2,232	2,232

Diluted net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$5.67	$1.55
Weighted average number of Common Stock shares outstanding – assuming dilution	9,409	9,444

Class B Common Stock	$5.67	$1.55
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,268	2,303

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	April 2, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$51,828	$54,793
Trade accounts receivable, net	439,374	403,825
Other accounts receivable	95,341	86,287
Inventories	257,363	225,757
Prepaid expenses and other current assets	76,592	74,146
Assets held for sale	6,350	6,429
Total current assets	926,848	851,237
Property, plant and equipment, net	1,021,198	1,022,722
Right-of-use assets - operating leases	129,445	134,383
Leased property under financing leases, net	68,453	69,867
Other assets	112,995	111,781
Goodwill	165,903	165,903
Other identifiable intangible assets, net	859,990	866,557
Total assets	$3,284,832	$3,222,450

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$19,388	$19,766
Current portion of obligations under financing leases	5,909	5,860
Accounts payable and accrued expenses	658,610	621,434
Total current liabilities	683,907	647,060
Deferred income taxes	159,845	139,423
Pension and postretirement benefit obligations and other liabilities	782,191	792,605
Noncurrent portion of obligations under operating leases	115,487	119,923
Noncurrent portion of obligations under financing leases	68,756	69,984
Long-term debt	909,304	940,465
Total liabilities	2,719,490	2,709,460

Equity:
Stockholders’ equity	565,342	512,990
Total liabilities and equity	$3,284,832	$3,222,450

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Quarter
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net income	$53,363	$15,601
Depreciation expense, amortization of intangible assets and deferred proceeds, net	43,526	43,559
Fair value adjustment of acquisition related contingent consideration	10,998	712
Deferred income taxes	19,980	5,910
Change in current assets and current liabilities	(38,662)	(42,310)
Change in noncurrent assets and noncurrent liabilities	(9,133)	8,106
Other	1,838	711
Net cash provided by operating activities	$81,910	$32,289

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(37,204)	$(33,093)
Other	(2,438)	765
Net cash used in investing activities	$(39,642)	$(32,328)

Cash Flows from Financing Activities:
Payments on revolving credit facility and term loan facility	$(31,250)	$(132,500)
Borrowings under revolving credit facility	—	185,000
Payments of acquisition related contingent consideration	(10,046)	(10,452)
Cash dividends paid	(2,343)	(2,344)
Principal payments on financing lease obligations	(1,447)	(1,485)
Debt issuance fees	(147)	(46)
Net cash provided by (used in) financing activities	$(45,233)	$38,173

Net increase (decrease) in cash during period	$(2,965)	$38,134
Cash at beginning of period	54,793	9,614
Cash at end of period	$51,828	$47,748

NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	First Quarter 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$448,703	$354,519	$94,184	$73,383	$53,363	$5.69
Fair value adjustment of acquisition related contingent consideration	—	—	—	10,998	8,249	0.89
Fair value adjustments for commodity derivative instruments	(288)	560	(848)	(848)	(636)	(0.07)
Supply chain optimization	276	(106)	382	382	287	0.03
Total reconciling items	(12)	454	(466)	10,532	7,900	0.85
Adjusted results (non-GAAP)	$448,691	$354,973	$93,718	$83,915	$61,263	$6.54

Adjusted % change vs. Q1 2020	10.1%	(4.2)%	154.9%

	First Quarter 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$405,295	$372,474	$32,821	$20,962	$14,662	$1.56
Fair value adjustment of acquisition related contingent consideration	—	—	—	712	535	0.06
Fair value adjustments for commodity derivative instruments	1,536	(2,329)	3,865	3,865	2,906	0.31
Supply chain optimization	648	571	77	77	58	0.01
Total reconciling items	2,184	(1,758)	3,942	4,654	3,499	0.38
Adjusted results (non-GAAP)	$407,479	$370,716	$36,763	$25,616	$18,161	$1.94

(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.